Exhibit 21.1

List of Subsidiaries of PetIQ Inc.
Name of Subsidiary	State or Country of Incorporation or Organization
ECP IV TS Investor Co.	Delaware
PetIQ Holdings, LLC	Delaware
PetIQ, LLC	Idaho
PetIQ, LLC	Florida
TruRX, LLC	Idaho
Tru Prodigy, LLC	Texas
M&C USA, LLC	Delaware
Mark and Chappell Limited	United Kingdom
Mark and Chappell (Ireland) Limited	Ireland
Prodex D.O.O.	Slovenia
PetIQ MFG, LLC	Utah
Community Veterinary Clinics, LLC dba VIP Petcare	Delaware
Pet Services Operating, LLC	Delaware
Pawsplus Management, LLC	Delaware
VIP PetCare, LLC	California
Community Clinics, Inc.	California
Gentle Doctor (North Carolina) P.C.	North Carolina
Vicinus Vet Services, PLLC	Texas
Gentle Doctor (Tennessee) PLLC	Tennessee
Community Veterinary Clinics, PC	New Jersey
Community Veterinary Clinics Alabama LLC	Alabama
Civitas Vet Services Fleer PLLC	Arkansas
Sergeant’s Pet Care Products, LLC	Michigan
SPC Trademarks, LLC	Texas
Meridian Animal Health, LLC	Nevada
Pet Logic, LLC	Delaware
Velcera, LLC	Delaware
Fidopharm, Inc.	Delaware
Loradochem, Inc.	Colorado
FidopharmBrands, Inc.	Delaware
Sergeant’s Pet Care Products Mexico, S.R.L DE C.V.	Mexico
American Business Sergeant’s Pet Care Products
Trade (Shanghai) Co, Ltd.	China